Exhibit 10.28

March 1, 2005

Mr. Christopher Maus

Re: Employment with LifeNexus, Inc.

Dear Christopher:

1.

LifeNexus, Inc. (the “Company”), agrees to employ you to assist the Company in developing a smart card containing health and related information and related health and financial services for health consumers. Your employment under this Agreement shall be for a fixed period beginning March 1, 2005, and ending March 1, 2007 (“Term”).

2.

You agree that during your employment you will perform such duties on behalf of the Company as the Chairman of the Board of the Company, consult with management on a as needed basis, on any and all required business issues and to support the CEO as may be needed from time to time. You will report directly to the Board of Directors. Your duties shall be those of Chairman of the Board, with the responsibility to develop the Company’s Strategic Plan with the CEO and assist in raising the capital required to execute the business plan. You shall serve as Chairman of the Board for the term of this agreement. You agree that, during the term of your employment, you will perform such duties to the best of your ability, competence, skill and efficiency, but that you may provide services to other enterprises during the term, consistent with your duties and obligations under this Agreement. You shall determine the number of hours per week you will devote to fulfilling the duties assigned to you.

3.

Your initial Base Salary (“Base Salary” shall mean regular cash compensation paid on a periodic basis) during your employment under this Agreement, shall be at the annual rate of $100,000, payable in equal installments according to the Company’s regular payroll payment dates, less state and federal taxes and any other applicable withholding.

4.

In addition to your Base Salary, the Company shall provide the following:

a.

A grant 10-year stock option priced at par value of $.001 per share in which 50,000 shares are granted upon signing and 450,000 shares of common stock of the Company that shall become vested as follows:

Vesting Date	Vested/Aggregate Shares
Upon the commitment of an aggregate of at least $500,000 of equity, debt, or any other capital contributions that facilitate Company’s the business plan.	200,000/250,000
Upon the commitment of an aggregate of at least $1,000,000 of equity, debt, or any other capital contributions that facilitate Company’s the business.	100,000/350,000
Upon the commitment of an aggregate of at least $5,000,000 of equity, debt, or any other capital contributions that facilitate Company’s the business.	150,000/500,000

For purposes of the above schedule, all equity capital committed after January 15, 2005 shall be aggregated in determining the aggregate option vested. Immediately upon vesting, the appropriate number of options will be delivered to you or your assigning and may immediately be exercised in which those shares will be issued as fully paid and non-assessable, except that no options may be exercised and converted into common shares of LifeNexus stock to cause a consolidated balance sheet with Lifestream Technologies, Inc.  The number of shares shall be adjusted in the event of a stock split or other reorganization of the Company, but shall not be adjusted for any additional equity capital received from any investor. You may dispose of such shares at any time after you become vested in such shares, subject to applicable securities laws, such shares will be carry piggy-back registration if the company shall go public, and will be registered with in 60 days if for any reason LifeNexus merges with any public company.

5.

The Company will pay or reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in the performance of your duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

6.

The Company agrees to retain your services and to pay the amount due during the Term. In the event that the Company terminates your employment during the Term for any reason other than your material breach of this Agreement (other than as a result of your death or disability that renders you incapable of performing your essential duties during the Term), the Company will continue to pay the Base Salary and other benefits due you under this Agreement for the remainder of the Term and shall immediately vest you in any unvested options described in Section 4(a) above, as liquidated damages for its breach of this Agreement, or in the event of your death or disability, as a death benefit or disability benefit (which, in the case of disability, may be offset by any Company provided disability insurance). LifeNexus will, upon termination, and within 90 days of written request by the consultant, purchase up to all shares of the consultants stock holdings, as may be requested by the consultant, at the higher of the last financing, the average 90 day share price as post on a public exchange or by averaging the appraisal value of two of three independent appraisers. Mr. Maus has the sole right to retain ownership if it is determined not to be a suitable value by Mr. Maus.

7.

You also agree that, except as permitted or directed by the Company, you will not, either during your employment or thereafter, divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any Confidential Information (as defined below). You acknowledge that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. For purposes of this Agreement, “Confidential Information” means information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devises or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential secret development or research work of the Company or any confidential information or secret aspects of the business of the Company. Information shall cease to be Confidential

Information from and after the date it becomes public information (other than as a result of your acts or the acts of your representative in violation of this Agreement).

8.

This Agreement is made under and shall be governed by and construed in accordance with the laws of the state of Idaho, other than its law dealing with conflicts of law.

9.

This Agreement supercedes all prior agreements and understandings with respect to your employment with the Company.

10.

No amendment of modification of this Agreement shall be deemed effective unless made in writing and signed by both you and the Company. Notices pursuant to this Agreement should be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Company, notice should be addressed to the Board of Directors of the Company at the Company’s regular corporate address. If to you, notices will be addressed to your last known address appearing in the Company’s records. Either you or the Company may specify another address for notice purposes.

11.

This Agreement shall not be assignable, in whole or in part, by you. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assignees and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement.

12.

Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Idaho by three arbitrators, and conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. The Company shall appoint one of the arbitrators, one shall be appointed by you, and the first two arbitrators shall appoint the third. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the Association shall appoint the third arbitrator. The arbitrators shall have no power to award any punitive or exemplary damages; may construe or interpret but shall not ignore or vary the terms of this Agreement, and shall be bound by controlling law. Each party shall bear its own costs, including attorneys’ fees, except that all costs associated with the arbitration, including the attorneys’ fees and costs of the prevailing party shall be paid by the non-prevailing party if the arbitrator determines that such party’s claims or defenses were brought not in good faith and without a reasonable basis therefore. Such arbitration award shall be enforceable in any court of competent jurisdiction.

If this letter Agreement accurately reflects our understanding and agreement, please sign the original and return it to me. The copy is for your file.

Sincerely,

LifeNexus, Inc.

By:	/s/ DAVID HURLEY, CEO	Date:	March 1, 2005
David Hurley, CEO

By:	/s/ CHRISTOPHER MAUS	Date:	March 1, 2005
Christopher Maus